EXHIBIT 99.1


         Quaker Announces Commercial Cooperation Deal with Chinese Firm


     FALL RIVER, Mass.--(BUSINESS WIRE)--Jan. 23, 2006--QUAKER FABRIC CORPORATION (NASDAQ Symbol: QFAB) today announced the signing of a strategically significant commercial agreement with Hangzhou Zhongwang Fabric Products Company, Ltd, one of China's leading upholstery fabric manufacturers.
     "This new business relationship represents an important milestone in our ongoing efforts to reshape Quaker's strategy and market position to reflect the realities of today's global market. We have been working on this project for a considerable period of time. Our objective is to recapture that portion of the U.S. and world markets that has moved to Chinese sourcing over the past few years by offering a unique program to our worldwide customers - one that provides a differentiated product range to them that they can count on to meet U.S. and international quality standards. Our intent is to build a sourcing program superior to those currently being offered that will enable us to offer both roll goods and cut and sewn kits to our customers, for direct shipment around the world and/or for further processing in China. To accomplish this, Quaker will be providing all of the design work, as well as a transfer of technical and technological support to Hangzhou Zhongwang. Hangzhou Zhongwang will also become Quaker's marketing arm for the distribution of Quaker's U.S.-manufactured products to the upper end of the Chinese furniture market," commented Larry A. Liebenow, Quaker's President and CEO.







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     "Meanwhile, we are committed to growing our sales based on our U.S.
production. To that end, we will be continuing to aggressively develop other products that for both strategic and economic reasons are best produced in our Fall River-based manufacturing facilities. These products include both new fabrics for those domestic and international residential customers looking for rapid delivery on custom products, as well as new products for the contract and outdoor markets, both of which place a premium on the kind of technological expertise Quaker brings to the design and development process," Mr. Liebenow added.
     Quaker Fabric Corporation is a leading manufacturer of woven upholstery fabrics for furniture markets in the United States and abroad, and the largest producer of Jacquard upholstery fabric in the world.
     THIS PRESS RELEASE CONTAINS "FORWARD LOOKING STATEMENTS," AS THAT TERM IS DEFINED IN THE FEDERAL SECURITIES LAWS. THE READER IS CAUTIONED THAT SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT, AS A RESULT OF VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE LEVEL OF CUSTOMER DEMAND FOR THE COMPANY'S PRODUCTS, HIGHER THAN ANTICIPATED COSTS, ANY INTERRUPTION IN THE SUPPLY OF RAW MATERIALS USED BY THE COMPANY AND LOWER THAN ANTICIPATED PRODUCTION RATES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A FURTHER DISCUSSION OF THESE FACTORS, SEE THE COMPANY'S 2004 FORM 10-K.


     CONTACT: Quaker Fabric Corporation
              Larry A. Liebenow, 508-646-2264
              Paul J. Kelly, 508-646-2251
              Cynthia L. Gordan, 508-646-2261







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